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                                                                     EXHIBIT 5.1

               [LETTERHEAD OF COOLEY GODWARD LLP APPEARS HERE]

March 16, 1998

Siebel Systems, Inc.
1855 South Grant Street
San Mateo, CA 94402

Ladies and Gentlemen:

We have acted as counsel for Siebel Systems, Inc., a Delaware corporation (the "Company" or "Siebel"), in connection with the merger (the "Merger") and other transactions contemplated by the certain Agreement and Plan of Merger and Reorganization, dated as of March 1, 1998, by and among Siebel, Syracuse Acquisition Sub, Inc., a California corporation and a wholly-owned subsidiary of Siebel ("Merger Sub"), and Scopus Technology, Inc., a California corporation ("Scopus"). This opinion is being furnished in connection with a Registration Statement on Form S-4 (the "Registration Statement") to be filed by the Company with the Securities Exchange Commission covering the offer and sale of up to 8,768,338 shares (the "Shares") of common stock, par value $0.001 per share, of the Company ("Common Stock"), to be issued in connection with the merger of Merger Sub with and into Scopus.

In rendering this opinion, we have examined the following documents: (i) the Company's Certificate of Incorporation and Bylaws, as amended and restated since the inception of the Company; (ii) the minutes of the Board of Directors' meetings convened on February 28, 1998 and on March 1, 1998; (iii) the Registration Statement; and (iv) such other documents, legal opinions and precedents, corporate and other records of the Company, and certificates of public officials and officers of the Company that we have deemed necessary or appropriate to provide a basis for the below opinion.

We are of the opinion that the Shares, which are being offered and sold by the Company pursuant to the Registration Statement, when sold in the manner and for the consideration contemplated by the Registration Statement, will be legally issued, fully paid and non-assessable.

We consent to the filing of this opinion as an Exhibit to the Registration Statement and to the reference to our firm under the heading "Legal Matters."

Sincerely,

COOLEY GODWARD LLP

/s/ PATRICK A. POHLEN
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Patrick A. Pohlen